FOR IMMEDIATE RELEASE

CONTACT: Muriel S. Lange

Investor Relations

Telephone: 215-887-2280 X3620

mlange@afrt.com

AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
10b5-1 SHARE REPURCHASE PLAN

JENKINTOWN, Pa., March 15, 2007 – American Financial Realty Trust (NYSE: AFR) announced today that it has adopted a written trading plan under Rule 10b5-1 of the Securities and Exchange Act of 1934 for the purpose of repurchasing up to 2,500,000 of its common shares of beneficial interest. The trading plan was adopted pursuant to the Company’s previously announced authorization from its Board to repurchase up to $100 million of its common shares. The trading plan becomes effective today and, during its term, all Company repurchases will be made pursuant to this plan.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company through its operating partnership and various affiliates owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.